EXHIBIT 6.2
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THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE'S SECURITIES ADMINISTRATOR. THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER ARE ALSO BENEFITED BY AND SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, DATED DECEMBER 18,1997, BY AND AMONG THE COMPANY AND THE HOLDERS LISTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                                                        Dated: December 18, 1997

                                   WARRANT AND
                                WARRANT AGREEMENT

                  To Purchase 1,161,000 Shares of Common Stock

         THIS IS TO CERTIFY THAT, for value received, Love Savings Holding Company ("LSHC"), or assigns, is entitled to purchase from Easy Money Holding Corporation, a Virginia corporation (the "Company"), at the Exercise Price (as hereinafter defined), 68.3333% of the number of shares of Common Stock, par value $ .01 per share (the "Common Stock"), of the Company shown above and that William S. Fagan ("Fagan"), or assigns, is entitled to purchase from the Company, at the Exercise Price, 31.6667% of the Common Stock of the Company shown above (each of LSHC (including its successors and assigns) and Fagan (including his successors and assigns) is referred to herein as "Holder" or "Holders"), subject to adjustment and upon the terms and conditions as hereinafter provided, and is entitled also to exercise the other appurtenant rights, powers and privileges hereinafter described. This Warrant may be exercised and the Common Stock of the Company purchased in accordance with the terms hereof at any time and from time to time (A) after the earlier to occur of
(i) the first Qualified Equity Financing of the Company, which includes a Bona Fide Initial Public Offering (as hereinafter defined) or other sale, issuance, transfer or disposition of any stock of the Company or any other equity securities of the Company, or non-equity securities of the Company that are convertible into, exchangeable for or evidence the right to subscribe for any such equity securities, (ii) conversion by the Company from its status as an "S corporation" to a "C corporation," or (iii) the expiration of the thirtieth
(30th) full calendar month after the date of this Warrant and (B) no later than 5:00 p.m., Eastern Standard Time, six months after the date of a Bona Fide Initial Public Offering, at the place where a Warrant Agency (as hereinafter defined) is located. This Warrant is one of one or more warrants (the "Warrants") of the same form and having the same terms as this Warrant. The Holder shall designate at the time of exercise whether the Common Stock to be received shall be voting Common Stock or non-voting Common Stock.

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         Any rights to acquire additional Warrants or Common Stock of the
Company or any Subsidiary thereof shall be allocated to the Holders, and to any successors or assigns of the Holders, as follows: 68.3333% to LSHC and its successors and assigns, if any, and 31.6667% to Fagan and his successors and assigns, if any.

         The Company hereby represents and warrants to the Holders that, as of the date of issuance of this Warrant, the Company has issued and outstanding one class of common stock of the Company consisting of 10,000,0000 shares, par value $ .01 per share; the Company has reserved 250,000 options for distribution to its employees in connection with an employee stock option plan; has issued 400,000 warrants to James R. Erbes in connection with the acquisition from him of Sunnybrook, Inc.; and has issued 200,000 warrants to Suzanne R. Ball in connection with the acquisition from her of Fast Cash, Inc.; and has issued 31,131 warrants to Wayne Castle in connection with his employment. Other than the 10,000,000 issued and outstanding shares of the Company and the options and warrants described above, the Company has no other securities (whether equity or debt) outstanding and no obligations, other than to the Holders, requiring the issuance of same to any person or entity who is not named above.

         Certain terms used in this Warrant are defined in Article V.

                                    ARTICLE I

                              EXERCISE OF WARRANTS

         1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at the Warrant Agency, (a) this Warrant, (b) a written notice, in substantially the form of the Subscription Notice attached hereto, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, the denominations of the share certificate or certificates desired, whether the Common Stock to be acquired shall be voting Common Stock or non-voting Common Stock and the name or names in which such certificates are to be registered, and
(c) payment of the Exercise Price with respect to such shares. Notwithstanding the foregoing, this Warrant shall be exercisable only to the extent and at the time or times that the Holder could legally take possession of and title to such shares. Payment made pursuant to clause (c) above may be made, at the option of the Holder: (x) by cash, money order, certified or bank cashier's check or wire transfer, (y) the surrender to the Company of securities of the Company having a value equal to the aggregate Exercise Price, as determined in good faith by the Company's board of directors, or (z) the delivery of a notice to the Company that the Holder is exercising this Warrant by authorizing the Company to reduce the number of shares of Common Stock subject to this Warrant by the number of shares having an aggregate value equal to the aggregate Exercise Price, as determined in good faith by the Company's board of directors.

         The Company shall, as promptly as practicable and in any event within three Business Days thereafter, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number and type of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice or, if such notice shall not specify denominations, shall be in the amount of the number of shares of Common Stock for which the Warrant is being exercised, and shall be issued in the name of the Holder or such other name or

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names as shall be designated in such notice, subject to Section 1.4. Such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a Holder of record of such shares, as of the date the aforementioned notice is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in the name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the aforementioned notice of exercise or promptly upon receipt of a written request of the Company for payment.

         1.2 Shares To Be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder (except for the preemptive rights provided to Holders in Section 3.13), and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock is then listed on any national securities exchanges (as defined in the Exchange Act) or quoted on NASDAQ within 120 days after completion of a public offering of the Company's Stock pursuant to a Registration Statement under the Securities Act, be duly listed or quoted thereon, as the case may be.

         1.3 No Fractional Shares To Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon any exercise of this Warrant, and if the Company shall have elected not to issue such fraction of a share, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to such fraction of the Fair Market Value per share of outstanding Common Stock of the Company on the Business Day immediately prior to the date of such exercise.

         1.4 Share Legend. Each certificate for shares of Common Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend:

     "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR. THIS SECURITY IS ALSO BENEFITED BY AND SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, DATED AS OF DECEMBER 18,1997, BETWEEN THE COMPANY AND THE HOLDERS LISTED THEREIN, A COPY OF

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     WHICH IS ON FILE WITH THE COMPANY AND WILL BE FURNISHED UPON WRITTEN
     REQUEST AND WITHOUT CHARGE."

         Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel selected by the Holder of such certificate and reasonably satisfactory to the Company, the securities represented thereby are no longer subject to restrictions on resale under the Securities Act.

         1.5 Reservation; Authorization. The Company has reserved and will keep available for issuance upon exercise of the Warrants the total number of shares of Common Stock deliverable upon exercise of all Warrants from time to time outstanding. The issuance of such shares has been duly and validly authorized and, when issued and sold in accordance with the Warrants, such shares will be duly and validly issued, fully paid and nonassessable.

                                   ARTICLE II

                       WARRANT AGENCY; TRANSFER, EXCHANGE
                           AND REPLACEMENT OF WARRANTS

         2.1 Warrant Agency. If a Holder shall request appointment of an independent warrant agency with respect to the Warrants, the Company shall promptly appoint and thereafter maintain, at its own expense, an agency, which agency may be the Company's then-existing transfer agent (the "Warrant Agency"), for certain purposes specified herein, and shall give prompt notice of such appointment (and appointment of any successor Warrant Agency) to all Holders of Warrants. Until an independent Warrant Agency is so appointed, the Company shall perform the obligations of the Warrant Agency provided herein at its address at 5269 Greenwich Road, Suite 101, Virginia Beach, Virginia 23462 or such other address as the Company shall specify by notice to all Holders.

         2.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Warrant Agency) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

         2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder Holder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or his duly authorized agent or attorney, with (unless the Holder is the original Holder) signatures guaranteed by a bank or trust Company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be canceled. Notwithstanding the foregoing, a Warrant may be exercised by a new Holder in accordance with the procedures set forth herein without having a new Warrant issued. The Warrant Agency shall not be required to register any transfers if the Warrrantholder fails to furnish to the Company, after a

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request therefor, an opinion of counsel reasonably satisfactory to the Company that such transfer is exempt from the registration requirements of the Securities Act.

         2.4 Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the Holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

         2.5 Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company (the original Holder's indemnity being satisfactory indemnity in the event of loss, theft or destruction of any Warrant owned by such Holder), or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

         2.6 Expenses of Delivery of Warrants. The Company shall pay all expenses, taxes (other than transfer taxes or income taxes of a Holder) and other charges payable in connection with the preparation, issuance and delivery of Warrants and shares issuable upon exercise of the Warrants hereunder.

         2.7 Restrictions on Transfer and Division. This Warrant, and any Warrants resulting from the division, transfer or combination of this Warrant, and the rights of a Holder hereunder or thereunder, and any shares of Common Stock acquired by the exercise hereof or thereof, may not be assigned or transferred to such persons as are determined in good faith by the Company and notified to the Holders from time to time to be Competitors of the Company. Such restriction shall not apply following the earlier of (i) a public offering of Common Stock (ii) the failure of the Company to exercise the right of first offer granted by the Holder pursuant to Article VII and (iii) the date this Warrant or the Common Stock issued upon exercise hereof ceases to be a Registrable Security. No division, assignment or transfer of the rights of a Holder under a Warrant shall be effective with respect to other than whole shares of Common Stock, unless such assignment or transfer is of all of the rights of such Holder under such Warrant; provided, however that if this Warrant is originally exercisable with respect to a number of shares of Common Stock that includes a fractional share, this Warrant may be divided such that such fractional share, together with one or more whole shares, may be acquired by the exercise of a Warrant resulting from such division. The term "Competitor" shall mean any person or any company (or any affiliate of either) engaged in the payday loans business or any consumer finance or check cashing business.

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                                   ARTICLE III

                                 CERTAIN RIGHTS

         3.1 Registration Rights. The Common Stock issuable upon exercise of this Warrant is entitled to the benefits of the Registration Rights Agreement dated as of December 18, 1997, by and among the Company and the Holders listed therein (the "Registration Rights Agreement"). The Company shall keep a copy of the Registration Rights Agreement, and any amendments thereto, at the Warrant Agency and shall furnish copies thereof to a Holder upon request.

         3.2 Contest and Appraisal Rights. Upon each determination of Fair Market Value hereunder (other than a determination relating solely to setting the value of fractional shares), the Company shall promptly give notice thereof to all Holders, setting forth in reasonable detail the calculation of such Fair Market Value and the method and basis of determination thereof, as the case may be. If the Holders shall disagree with such determination and shall, by notice to the Company given within 30 days after the Company's notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 3.2. In the event that a determination of Market Price, or a determination of Fair Market Value solely involving Market Price, is disputed, such dispute shall be submitted, at the Company's expense, to a New York Stock Exchange member firm selected by the Company and acceptable to the Holders, whose determination of Fair Market Value and/or Market Price, as the case may be, shall be binding on the Company and the Holders. In the event that a determination of Fair Market Value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved through the Appraisal Procedure.

         3.3 Certain Covenants. The Company covenants and agrees that, until exercise or cancellation of this Warrant, the Company will deliver to each
Holder:

         (a) As soon as available and in any event within 90 days after the close of each fiscal year of Company, the consolidated balance sheets of Company as at the end of such fiscal year and the related consolidated statements of operations, of stockholders' equity and of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and an unqualified report on such consolidated balance sheets and financial statements by independent certified public accountants of recognized national standing.

         (b) As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Company, commencing with the fiscal quarter ending on June 30, 1997, the consolidated balance sheet of Company as at the end of such quarterly period and the related consolidated statements of operations, of stockholders' equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments.

         (c) As soon as available and in any event within 45 days after the close of each calendar month in each fiscal year of Company, a complete set of the unaudited internal monthly financial statements of Company (including such store-by-store data as is customarily prepared).

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         (d)   As soon as available and in any event by the following Monday, a complete copy of the sales and collection report in connection with the sales and collection activities of Company and each Subsidiary for the previous week (including such store-by-store data as is customarily prepared).

         (e) At least 30 days prior to the commencement of each fiscal year, budgets of Company in reasonable detail for each month of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 3.3(a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this subsection (d) shall be presented.

         (f) Promptly upon receipt thereof, a copy of each annual "management letter" submitted to Company by its independent accountants in connection with any annual audit made by them of the books of Company.

         (g) Promptly upon their becoming available, copies of all consolidated financial statements, reports, notices and proxy statements sent or made available generally by Company to its security Holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company with any securities exchange or with the SEC and of all press releases and other statements made available generally by Company to the public concerning material developments in the business of Company.

         (h) Promptly upon any corporate officer of Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any property of Company not previously disclosed to the Holders in writing, which action, suit, proceeding, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from Company or any Subsidiary thereof aggregating $25,000 or more (exclusive of claims covered by insurance policies of Company unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), such Company shall give notice thereof to the Holders and provide such other information as may be reasonably available to enable the Company and counsel to evaluate such matters;
(ii) as soon as practicable and in any event within 45 days after the end of each fiscal quarter, Company shall provide a quarterly report to the Holders covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affecting Company or any property of Company not previously disclosed to the Holders, which action, suit, proceedings, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from Company aggregating $25,000 or more (exclusive of claims covered by insurance policies of Company unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), and shall provide such other information at such time as may be reasonably available to enable the Holders and their counsel to evaluate such matters; (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 3.3, Company upon request shall promptly give notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered to the Holders pursuant to clause (i) or (ii) above to the Holders and provide such other information as may be reasonably available to it to enable the Holders and their counsel to evaluate such matters; and (iv) promptly upon any officer of Company

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obtaining knowledge of any dispute in respect of or the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration in respect of any material contract of Company, such Company shall give notice thereof to the Holders and shall provide such other information as may be reasonably available to enable the Holders and their counsel to evaluate such matters; provided, however, that the Company shall not be obligated to provide any information pursuant to this Section 3.3 to the extent that to do so would, in the reasonable opinion of counsel for Company, waive or otherwise cause to be inoperative an attorney-client or similar privilege that is reasonably expected to be asserted in such action, suit, proceeding, governmental investigation or arbitration.

         (i) To the extent reasonably requested by the Holder as soon as practicable and in any event within ten days of the earlier of such request and the making of any such amendment or waiver, copies of amendments or waivers with respect to indebtedness of Company.

         (j) Company shall provide to Holder for each month in the fiscal year commencing January 1, 1998, in each case prepared in accordance with Company's normal accounting procedures (and which will represent management's reasonable estimate of Company's projected performance during such periods) applied on a consistent basis, including, without limitation, (i) forecasted balance sheets, statements of operations, of stockholders' equity and of cash flows of Company on a consolidated basis for such periods, and (ii) the amount of forecasted capital expenditures for such fiscal periods.

         (k) With reasonable promptness, such other information and data with respect to Company or any other entity in which Company has an investment, as from time to time may be reasonably requested by Holder.

         (l)   As soon as available, any and all press releases of the Company.

         3.4 Non-Disclosure. (a) In the event that a Holder requests to inspect, examine or copy any of the Company's books, records or other documentation or information, and the Board of Directors of the Company makes a good faith determination that such inspection, examination or copying would place the Company at a competitive disadvantage with respect to any other entity, including but not limited to such Holder, that then competes, or is reasonably likely to compete in the foreseeable future, either directly or indirectly, with the Company, then the Company may refuse to disclose to such Holder any or all of the following items of the Company, except in connection with a proposed registration under the Registration Rights Agreement:

         (i) interoffice or intraoffice communication intended solely for management review;

         (ii) confidential analyses, plans for business development, organizational data, marketing plans and strategies, or sales data;

         (iii) draft or interim financial reports, or any other internal documents subject to audit, adjustment or verification;

         (iv) unpublished promotional material, cost and pricing information, customer lists, and contracts, in whatever form, manner or medium recorded (if recorded);

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         (v)   documentation or information including, but not limited to, any and all information and materials that contain, or could lead to the disclosure of, the Company's trade secrets or any documentation or information concerning the Company's current, future or proposed products or services, including without limitation unpublished computer code (both source code and object code), network configurations, software designs, or any drawings, specifications, notebook entries, technical notes and graphs, or research; and

         (vi) all other information that the Company or its Affiliates or Subsidiaries treat or maintain as confidential, proprietary, restricted or otherwise as not to be disclosed generally.

         (b) The provisions of this Section 3.4 shall be binding upon the Holder's successors and permitted assigns with respect to the shares of Common Stock issued upon the exercise of this Warrant and, until the date such shares cease to be Registrable Securities, the shares of Common Stock when issued upon exercise of this Warrant may bear an appropriate legend stating that the Holder of such securities is subject to the provisions of this Section 3.4.

         3.5 Amendment of Certain Agreements. The Company hereby covenants that it shall not enter into any agreement not in effect on the date hereof relating to indebtedness senior to any indebtedness of the Company to the Holders, or agree to any amendment or modification of, or grant any waiver or fail to enforce any of its rights pursuant to, any agreement relating to such senior indebtedness if such agreement, amendment, modification, waiver or failure has or would have any material adverse effect on any Holder of this Warrant or Common Stock purchased or purchasable upon exercise of this Warrant or on the rights and remedies hereunder.

         3.6 Compensation; Related Party Transactions. The Company hereby covenants that compensation (whether in cash or other perquisites) paid to employees, including employees who are shareholders and their Affiliates (as hereinafter defined) will be reasonable and consistent with industry norms. Company further covenants that it will not engage in transactions with Affiliates unless the terms of such transaction are substantially the same as, or at least as favorable to the Company, as those prevailing at the time for comparable transactions involving nonaffiliated parties.

         3.7 California Licensing Requirements. If Heartland Bank accelerates its Loan to the Company prior to June 30, 1998 solely as a result of an Event of Default under section 7.16 of the Credit Agreement, then this Warrant Agreement (and each related Warrant) will become null and void. Notwithstanding the foregoing (but without waiving any such Event of Default or any of Heartland Bank's rights with respect thereto) if Heartland Bank has not accelerated the Loan as a result of such Event of Default and either the Company or its California Subsidiary is not properly licensed and registered in California on or before June 30, 1998, then this Warrant Agreement (and each related Warrant) will be modified and adjusted so that the Warrant Agreement (and Warrants) in the aggregate represent a right by the Holders hereof to purchase up to 12.5% of the fully diluted equity of the Borrowers (as such term is defined in the Credit Agreement) and the Company for an aggregate exercise price of $1 million.

         3.8 Changes to Charter or Bylaws. The Company hereby covenants that neither the Company's Certificate of Incorporation nor its by-laws shall be amended or modified without the express written consent of the Holders.

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         3.9   Dividends. The Company hereby covenants that it will not, and will not permit any of its Subsidiaries to, declare or pay any dividends or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock now or hereafter outstanding (or any loans or advances to Affiliates of the Company), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Company or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such person or entity with respect to its capital stock) )all of the foregoing, "Dividends"), except that (i) any Subsidiary of the Company may pay Dividends to the Company, (ii) any Subsidiary of the Company may pay to the Company any amounts required for the payment of any taxes payable
(x) by the Company or (y) by the Company and/or its Subsidiaries on a consolidated combined or unitary basis and (iii) while the Company is not an organization taxable as a corporation, for each fiscal year of the Company, the Company may make cash dividends to its shareholders in an aggregate amount equal to the state and federal income tax liability of such shareholders with respect to income of the Company for such fiscal year attributable to such shareholders; provided that no default or event of default under any other agreement with Heartland Bank exists at the time of and after giving effect to any such payment.

         3.10 Issuance of Securities by Subsidiaries. Except with respect to securities issued by a Subsidiary to the Company, the Company hereby covenants that it will not cause or permit any of its Subsidiaries to issue any security as such term is defined in Section 2(1) of the Securities Act without the express written consent of each of the Holders.

         3.11 Non-Competition; Damages. Without the prior written consent of each Holder, neither David Greenberg nor Tami VanGorder may, for a period of two
(2) years following the termination of his or her employment with the Company, directly or indirectly serve as a director, officer, agent, employee, stockholder, manager, member, consultant or independent contractor or in any other individual or representative capacity, to any Competitor (as defined in Section 2.7 hereof) of the Company. David Greenberg and Tami VanGorder acknowledge and recognize that a violation or threatened violation of the covenant contained in this Section will cause such damage to the Holders and the Company as will be irreparable and that the Holders and the Company will have no adequate remedy at law for such violation or threatened violation. Accordingly, David Greenberg and Tami VanGorder agree that the Holder and the Company shall be entitled as a matter of right to seek and obtain an injunction from any court of competent jurisdiction, restraining any further violation or threatened violation of the covenant contained in this Section.

         3.12 Preemptive Rights of Holders. In the event of any Qualified Equity Financing (as defined in the first paragraph of this Warrant Agreement), the Company hereby covenants that it shall grant to each Holder preemptive rights to acquire securities in such Qualified Equity Financing in such amount as will allow each Holder to maintain the same pro rata percentage interest in the Company as such Holder would have if the Holder had exercised all Warrants granted pursuant to this Warrant Agreement.

         3.13 Disposition of Assets. Without the prior written consent of each Holder, neither Company nor any of its Subsidiaries shall sell, lease, assign, transfer or otherwise dispose of any of its assets unless such sale, lease, assignment, transfer or other disposition of assets is in the ordinary course of Company's business.

                                   ARTICLE IV

                             ANTIDILUTION PROVISIONS

         4.1 Adjustments Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Article IV.

         4.2 Common Stock Reorganization. If the Company shall after the date of issuance of this Warrant subdivide its outstanding shares of Common Stock into a greater number of shares or consolidate its outstanding shares of Common Stock into a smaller number of shares (any such event being called a "Common Stock Reorganization"), then (a) the Exercise Price shall be adjusted, effective immediately after the record date at which the Holders of shares of Common Stock are determined for purposes of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date before giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization, and (b) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction, the numerator of which shall be the number of shares outstanding after giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Reorganization.

         4.3 Common Stock Distribution. (a) If the Company shall after the date of issuance of this Warrant issue or otherwise sell or distribute any shares of Common Stock, otherwise than pursuant to a Common Stock Reorganization (any such event, including any event described in paragraphs (b) and (c) below, being herein called a "Common Stock Distribution"), if such Common Stock Distribution shall be for a consideration per share less than the Fair Market Value per share of outstanding Common Stock of the Company on the date of such Common Stock Distribution, or on the first date of the announcement of such Common Stock Distribution (whichever is less), then, effective upon such Common Stock Distribution, the number of shares of Common Stock purchasable upon exercise of this Warrant shall be adjusted by multiplying the number of shares of Common Stock subject to purchase upon exercise of this Warrant by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding (and issuable upon exercise or conversion of outstanding options, warrants and convertible securities) immediately prior to such Common Stock Distribution plus the number of shares of Common Stock issued (or deemed to be issued pursuant to paragraphs (b) and (c) below) in such Common Stock Distribution and the denominator of which shall be an amount equal to the sum of
(A) the number of shares of Common Stock outstanding (and issuable upon exercise or conversion of outstanding options, warrants and convertible securities) immediately prior to the Common Stock Distribution, plus (B) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company (determined as provided below) for such Common Stock Distribution would buy at the Fair Market Value thereof, as of the date immediately prior to such Common Stock Distribution or as of the date immediately prior to the date of announcement of such Common Stock Distribution (whichever is less). In the event of any such adjustment, the Exercise Price for each Warrant shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such Common Stock Distribution by the fraction used for purposes of the aforementioned adjustment.

         The provisions of this paragraph (a), including by operation of paragraph (b) or (c) below, shall not operate to increase the Exercise Price or to reduce the number of shares of Common Stock subject to purchase upon exercise of this Warrant.

         (b) If the Company shall after the date of issuance of this Warrant issue, sell, distribute or otherwise grant in any manner (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights, warrants or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the rights to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing
(i) the aggregate amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Fair Market Value per share of outstanding Common Stock of the Company on the date of granting such Options or on the date of announcement thereof (whichever is less), then for purposes of paragraph (a) above, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor. Except as otherwise provided in paragraph (d) below, no additional adjustment of the number of shares of Common Stock purchasable upon the exercise of this Warrant or of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities.

         (c) If the Company shall after the date of issuance of this Warrant issue, sell or otherwise distribute or grant (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the aggregate amount received or receivable by the Company as consideration for the issue, sale or distribution of such Convertible Securities, plus, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Fair Market Value per share of outstanding Common Stock of the Company on the date of such issue, sale or distribution or on the date of announcement thereof (whichever is less), then, for purposes of paragraph (a) above, the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issue, sale or distribution of such Convertible Securities and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor. Except as otherwise provided in paragraph (d) below, no additional adjustment of the number of shares of Common Stock purchasable upon exercise of this Warrant or of the Exercise Price shall be made upon the actual conversion or exchange of such Convertible Securities.

         (d) If the purchase price provided for in any Option referred to in paragraph (b) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph
(b) or (c) above, or the rate at which any Convertible Securities referred to in paragraph (b) or (c) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against, and having the effect of protecting against, dilution upon an event which results in a related adjustment pursuant to this Article IV), the number of shares of Common Stock purchasable upon exercise of this Warrant and the Exercise Price then in effect shall forthwith be readjusted (effective only with respect to any exercise of this Warrant after such readjustment) to the number of shares of Common Stock purchasable upon exercise of this Warrant and the Exercise Price which would then be in effect had the adjustment made upon the issue, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be; provided, however that such readjustment shall give effect to such change only with respect to such Options and Convertible Securities as then remain outstanding. If, at any time after any adjustment of the number of shares of Common Stock purchasable upon exercise of each Warrant or the Exercise Price shall have been made pursuant to this Article IV on the basis of the issuance of any Option or Convertible Securities or after any new adjustments of the number of shares of Common Stock purchasable upon exercise of each Warrant or the Exercise Price shall have been made pursuant to this paragraph, the right of conversion, exercise or exchange in such Option or Convertible Securities shall expire or terminate, and the right of conversion, exercise or exchange in respect of a portion of such Option or Convertible Securities shall not have been exercised, such previous adjustment shall be rescinded and annulled. Thereupon, a recomputation shall be made of the effect of such Option or Convertible Securities on the basis of treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such right of conversion, exercise or exchange as having been issued on the date or dates of such conversion, exercise or exchange and for the consideration actually received and receivable therefor, and treating any such Option or Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of any such issuance for the consideration per share for which shares of Common Stock are issuable under such Option or Convertible Securities; and, if, pursuant to the provisions of this Section, a new adjustment of the number of shares of Common Stock purchasable upon exercise of each Warrant and the Exercise Price shall be made, the new adjustment shall supersede (effective only with respect to any exercise of this Warrant after such readjustment) any previous adjustment.

         (e) If the Company shall after the date of issuance of this Warrant pay a dividend or make any other distribution upon any capital stock of the Company payable in Common Stock, options or Convertible Securities, then, for purposes of paragraph (a) above, such Common Stock, Options or Convertible Securities, as the case may be, shall be deemed to have been issued or sold without consideration.

         (f) If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor net of any underwriting commissions or concessions paid or allowed by the Company in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration, after deduction of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. If any shares of Common Stock Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the nonsurviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be. If any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for without consideration.

         (g) If the Company shall take a record of the Holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue, sale, distribution or grant of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         (h) For purposes of determining whether any adjustment is required pursuant to this Article IV any security of the Company having rights substantially equivalent to the Common Stock as to dividends or upon liquidation dissolution or winding up of the Company shall be treated as if such security were Common Stock.

         4.4 Dividends. If the Company shall after the date of issuance of this Warrant issue or distribute to all or substantially all Holders of shares of Common Stock evidences of indebtedness, any other securities of the Company or any property, assets or cash, and if such issuance or distribution does not constitute a Common Stock Reorganization or a Common Stock Distribution (any such nonexcluded event being herein called a "Dividend"), (i) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be increased (but not decreased), effective immediately after the record date at which the Holders of shares of Common Stock are determined for purposes of such Dividend, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Dividend by a fraction, the numerator of which shall be the Fair Market Value per share of outstanding Common Stock on such record date and the denominator of which shall be the Fair Market Value per share of outstanding Common Stock of the Company on such record date less the then Fair Market Value of the evidences of indebtedness, securities, cash, or property or other assets issued or distributed in such Dividend with respect to one share of Common Stock (and in the case of a repurchase of shares by the Company, determined by a calculation based on the number of shares outstanding after giving effect to all share repurchases), and
(ii) the Exercise Price shall be decreased (but not increased) to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock subject to purchase upon exercise of this Warrant immediately before such Dividend and the denominator of which shall be the number of shares of Common Stock subject to purchase upon exercise of this Warrant immediately after such Dividend. If after the date of issuance of this Warrant the Company repurchases shares of Common

Stock for a per share consideration which exceeds the Fair Market Value (as calculated immediately prior to such repurchase), then the number of shares of Common Stock purchasable upon exercise of this Warrant and the Exercise Price shall be adjusted in accordance with the foregoing provisions, as if, in lieu of such repurchases, the Company had (I) distributed a Dividend having a Fair Market Value equal to the Fair Market Value of all property and cash expended in the repurchases, and (II) effected a reverse split of the Common Stock in the proportion required to reduce the number of shares of Common Stock outstanding from (A) the number of such shares outstanding immediately before such first repurchase to (B) the number of such shares outstanding immediately following all the repurchases. Notwithstanding the foregoing, while the Company is not an organization taxable as a corporation, no adjustment shall be made as a result of any cash Dividend paid to its shareholders in an aggregate amount equal to the state and federal income tax liability of such shareholders with respect to income of the Company for such fiscal year attributable to such shareholders. In lieu of the adjustments provided for in this Section 4.4 as a result of a Dividend, at the option of Holder, the Company shall instead pay to the Holder a Dividend equal to the amount of consideration to which the Holder would have been entitled if the Holder had fully exercised this Warrant immediately prior to the record date at which the Holders of shares of Common Stock were determined for purposes of such Dividend.

         4.5 Capital Reorganization. If after the date of issuance of this Warrant there shall be any consolidation or merger to which the Company is a party, other than a consolidation or a merger in which the Company is a continuing corporation and which does not result in any reclassification of, or change (other than a Common Stock Reorganization or a change in par value) in, outstanding shares of Common Stock, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety (any such event being called a "Capital Reorganization"), then, effective upon the effective date of such Capital Reorganization, the Holder shall have the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive after such Capital Reorganization if this Warrant had been exercised immediately prior to such Capital Reorganization, assuming such Holder (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or conveyance was made, as the case may be ("constituent person"), or an Affiliate of a constituent person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Capital Reorganization (provided that if the kind or amount of securities, cash or other property receivable upon such Capital Reorganization is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or conveyance by other than a constituent person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section the kind and amount of shares of stock and other securities or other property (including cash) receivable upon such Capital Reorganization shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall execute and deliver to each Holder and to the Warrant Agency an agreement as to the Holder's rights in accordance with this Section 4.5, providing for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Article IV. The provisions of this Section 4.5 shall similarly apply to successive Capital Reorganizations.

         4.6 Capital Reclassification. If after the date of the issuance of this Warrant the Company shall issue by reclassification of its shares of Common Stock other securities of the Company, then the number of shares of Common Stock purchasable upon exercise of the Warrant immediately prior to such issuance shall be adjusted so that the Holder upon exercise hereof shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which it would have owned or have been entitled to receive after such issuance, had this Warrant been exercised immediately prior to such issuance or any record date with respect thereto. An adjustment made pursuant to this Section 4.6 shall become effective upon the date of the issuance retroactive to the record date with respect thereto, if any. Such adjustment shall be made successively whenever such an issuance is made.

         4.7 Certain Other Events. If any event occurs after the date of issuance of this Warrant as to which the foregoing provisions of this Article IV are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock subject to purchase upon exercise of this Warrant, or otherwise adversely affect the Holders.

         4.8 Adjustment Rules. (a) Any adjustments pursuant to this Article IV shall be made successively whenever an event referred to herein shall occur.

         (b) If the Company shall set a record date to determine the Holders of shares of Common Stock for purposes of a Common Stock Reorganization, Common Stock Distribution, Dividend or Capital Reorganization, and shall legally abandon such action prior to effecting such Action, then no adjustment shall be made pursuant to this Article IV in respect of such action.

         (c) No adjustment in the amount of shares purchasable upon exercise of this Warrant or in the Exercise Price shall be made hereunder unless such adjustment increases or decreases such amount or price by one percent or more, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall serve to adjust such amount or price by one percent or more.

         (d) No adjustment in the Exercise Price shall be made hereunder if such adjustment would reduce the exercise price to an amount below par value of the Common Stock, which shall initially be $.01 per share of Common Stock.

         (e) No adjustment shall be made pursuant to this Article IV in respect of (i) the issuance (or deemed issuance) or repurchase of shares of Common Stock in connection with the exercise of the Warrants or (ii) the issuance of shares of Common Stock in Bona Fide Initial Public Offering managed by a nationally recognized investment banking firm.

         (f) The Holder may at any time decline any adjustment which would otherwise be made under this Article IV.

         4.9 Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article IV, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the Holders of Warrants are entitled to receive upon exercise thereof.

         4.10 Notice of Adjustment. Not less than 30 nor more than 40 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this
Article IV, the Company shall give notice to each Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. It the required adjustment is not determinable at the time of such notice, the Company shall give notice to each Holder of such adjustment and computation promptly after such adjustment becomes determinable. If no Holder objects to any such notice within 30 days of receipt of the Company's notice, the adjustment will be deemed accepted by the Holders.

                                    ARTICLE V

                                   DEFINITIONS

         The following terms, as used in this Warrant, have the following respective meanings:

         "Affiliate" of a natural person means the spouse, father, mother, children, sisters, brothers of such person; the father, mother, brothers and sisters of such person's spouse; and the spouse of a child, brother or sister of such person. "Affiliate" also means: (a) any company that controls the Company or that is under common control with the Company; (b) any Subsidiary of the Company; (c) any company that is controlled by trust or otherwise for the benefit of shareholders who control the Company or (d) any company in which a majority of its directors or partners constitute a majority of the persons holding any office with the Company.

         "Appraisal Procedure" means a procedure whereby two independent appraisers, one chosen by the Company and one by the Holder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent. appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Holders; otherwise the average of all three determinations shall be binding and conclusive on the Company and the Holders. The costs of conducting any Appraisal Procedure shall be borne by the Holders requesting such Appraisal Procedure, except (a) the fees and expenses of the appraiser appointed by the Company and any costs incurred by the Company shall be borne by the Company and (b) if such Appraisal Procedure shall result in a determination that is disparate by 10% or more to the benefit of the Holder from the Company's initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

         "Bona Fide Initial Public Offering" shall mean the offering of common equity securities of the Company for distribution in a widely dispersed public offering, which public offering yields proceeds to the Company, after deduction of offering expenses, fees and commissions, of not less than $15 million.

         "Business Day" shall mean (a) if any class of Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which such class of Common Stock is listed or admitted to trading is open for business or (b) if no class of Common Stock is so listed or admitted to trading, a day on which any New York Stock Exchange member firm is open for business.

         "Capital Reorganization" shall have the meaning set forth in Section
4.5.

         "Closing Price" with respect to any publicly traded security on any day means (a) if such security is listed or admitted for trading on a national securities exchange, the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of security is listed or admitted to trading, or (b) if such security is not listed or admitted to trading on any national securities exchange, the last quoted sales price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day as reported by NASDAQ or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm reasonably selected by the Company for such purpose.

         "Common Stock" shall have the meaning set forth in the first paragraph of this Warrant subject to adjustment pursuant to Article IV.

         "Common Stock Distribution" shall have the meaning set forth in Section 4.3(a).

         "Common Stock Reorganization" shall nave the meaning set forth in
Section 4.2.

         "Company" shall have the meaning set forth in the first paragraph of this Warrant.

         "Convertible Securities" shall have the meaning set forth in Section 4.3(b).

         "Dividend" shall have the meaning set forth in Section 4.4.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

         "Exercise Price" shall mean $.8613

         "Fair Market Value" means the fair market value of the business or property in question, as determined in good faith by the Board of Directors of the Company, provided, however, that the Fair Market Value of any security for which a Closing Price is available shall be the Market Price of such security. The Fair Market Value of the Company shall be the Fair Market Value of the Company and its Subsidiaries as a going concern. Notwithstanding the foregoing, if, at any date of determination of the Fair Market Value of the Company, the Common Stock of any class shall then be publicly traded, the Fair Market Value of the Company on such date shall be the Market Price on such date multiplied by the number of shares of Common Stock on a fully diluted basis, giving effect to any consideration to be paid to the Company in connection with the exercise or conversion of any security.

         "Holder" shall have the meaning set forth in the first paragraph of this Warrant Agreement.

         "Market Price" with respect to any security on any day means the average of the daily Closing Prices of a share or unit of such security for the 10 consecutive Business Days ending on the most recent Business Day for which a Closing Price is available; provided, however, that in the event that, in the case of Common Stock, the Market Price is determined during a period following the announcement by the Company of (A) a dividend or distribution of Common Stock, or (B) any subdivision, combination or reclassification of Common Stock and prior to the expiration of 20 Business Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Market Price shall be appropriately adjusted to reflect the current market price per share equivalent of Common Stock.

         "NASD" means The National Association of Securities Dealers, Inc.

         "NASDAQ" means The National Association of Securities Dealers, Inc. Automated Quotation System.

         "Options" shall have the meaning set forth in Section 4.3(b).

         "Registrable Security" shall have the meaning set forth in the Registration Rights Agreement dated as of December 18, 1997 among the Company and the Holders of the Warrants.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 3. 1.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

         "Subsidiary" means any entity in which the Company holds power to vote more than 10% of any class of voting securities or any entity over which the Company exercises a controlling influence.

         "Warrant Agency" shall have the meaning set forth in Section 2. 1.

         "Warrants" shall have the meaning set forth in the first paragraph of this Warrant.

                                   ARTICLE VI

                          ATTENDANCE AT BOARD MEETINGS
                    BY DESIGNATED REPRESENTATIVES OF HOLDER;
                         DIRECTOR SERVICE BY GREENBERGS

         6.1 Designated Representatives. Effective on the date of this Warrant, three representatives of the Holders ("Designated Representatives") shall have the right to attend as observers all regular and special meetings of the Board of Directors of the Company. LSHC shall have the right to designate two of the three Designated Representatives and Fagan shall have the right to designate the third. The Company shall deliver notice of any Board of Directors meetings to the Designated Representatives at the same time and in the same manner that such notice is delivered to members of the Company's Board of Directors; provided, however, that in connection with Special Meetings of the Board of Directors, the Designated Representatives will receive notice not less than three business days prior to such Special Meeting unless a longer notice for Special Meetings is specified in the charter or bylaws of the Company, in which case such longer notice period shall control.

         6.2 Director Service by Greenbergs. For so long as the Holders continue to hold this Warrant or any portion thereof, Jerome and David Greenberg shall serve on the Board of Directors of the Company. The Board of Directors shall take all corporate actions necessary to assure that Jerome and David Greenberg are nominated and elected to serve on such Board in each term during which the Warrants, or any Common Stock of the Company issued in connection with exercise of the Warrants, remain outstanding.

         6.3 Restrictions on Acquisitions. David Greenberg and Tami VanGorder hereby covenant to the Holders that an acquisition or proposed acquisition by either of them or the Affiliates of either of them (whether individually, jointly, or in concert with third parties) of more than 5% of the equity or convertible debt securities of any company, wherever situated, that engages in the payday loan business or any consumer finance or check cashing business shall be accomplished through an investment by the Company such that the Company acquires legal and beneficial ownership of the securities acquired, unless each of the Holders has consented in writing to waive the restriction imposed by this
Section 6.3.

                                   ARTICLE VII

                              RIGHTS OF FIRST OFFER

         7.1 Right of First Offer of Company. (a) In the event that, prior to the first Qualified Equity Financing by the Company, the Holder proposes to sell this Warrant, or any portion hereof, or any Common Stock registered or issued pursuant to the terms hereof or the Registration Rights Agreement, the Holder shall give the Company written notice (a "Sales Notice") of the Holder's intention, describing the price and the general terms upon which the Holder proposes to sell the same. The Company shall have thirty (30) days from the date of receipt of any such Sales Notice to agree to purchase all (but not less than all) of this Warrant and/or Common Stock offered for sale pursuant to such Sales Notice for the price and upon the general terms specified in the Sales Notice by giving written notice to the Holder.

         (b) In the event that the Company fails to exercise the right of first offer as aforesaid, the Holder shall have 180 days thereafter to sell (or enter into an agreement pursuant to which the sale of this Warrant or Common Stock covered hereby shall be closed, if at all, within thirty (30) days from the date of said agreement) this Warrant and/or Common Stock respecting which the Company's rights were not exercised, at a price not less than, and upon general terms materially no more favorable to the-purchasers thereof than, specified in the Holder's Sales Notice. In the event the Holder has not sold this Warrant and/or Common Stock within said 180 day period (or sold this Warrant and/or Common Stock in accordance with the foregoing within thirty (30) days from the date of said agreement), the Holder shall not thereafter offer for sale this Warrant or any Common Stock without first offering the same to the Company in the manner provided above. The failure by the Company to exercise its right of first offer with respect to this Warrant or any Common Stock on any occasion shall not affect its right to purchase this Warrant or any Common Stock hereunder on any subsequent occasion.

         (c) If the Company gives the Holder notice, in accordance with the foregoing provisions of this Section 7. 1, that the Company desires to purchase this Warrant and/or Common Stock in accordance with the terms set forth in the Sales Notice, payment therefor shall be made by check or wire transfer within ten (10) Business Days after giving Notice to the Holder.

         7.2 Right of First Offer of Holder. (a) In the event that, prior to a Bona Fide Initial Public Offering by the Company, Greenberg or VanGorder (each a "Seller") proposes to sell any Common Stock registered, issued or controlled directly or indirectly by either of them, Seller shall give the Holders written notice (a "Sales Notice") of the intention, describing the price and the general terms upon which the Seller proposes to sell the same. Each Holder shall have 30 days from the date of receipt of any such Sales Notice to agree to purchase all, or a portion, of the Common Stock offered for sale pursuant to such Sales Notice for the price and upon the general terms specified in the Sales Notice by giving written notice to the Seller.

         (b) In the event that a Holder fails to exercise the right of first offer as aforesaid, the Seller shall have 180 days thereafter to sell the Common Stock at a price not less than, and upon general terms materially no more favorable to the purchasers thereof than, specified in the Sales Notice. In the event the Seller has not sold Common Stock within said 180 day period (or sold Common Stock in accordance with the foregoing within 30 days from the date of said agreement), the Seller shall not thereafter offer for sale any Common Stock without first offering the same to the Holder in the manner provided above. The failure by the Holder to exercise its right of first offer with respect to the Common Stock on any occasion shall not affect its right to purchase any Common Stock hereunder on any subsequent occasion. In no event shall Seller agree to sell Common Stock of the Company to any Person who has not agreed in a writing delivered to the Company prior to consummation of the sale to be bound by the terms of this Warrant Agreement.

         (c) If the Holder gives the Seller notice, in accordance with the foregoing provisions of this Section 7.2, that the Holder desires to purchase the Common Stock in accordance with the terms set forth in the Sales Notice, payment therefor shall be made by check or wire transfer within ten (10) Business Days after giving notice to the Seller.

                                  ARTICLE VIII

                             SHAREHOLDERS' AGREEMENT

         8.1 Upon the exercise of all or any portion of the Warrants by the Holder, the parties to this Warrant Agreement agree to enter into a shareholders' agreement which shall survive and continue in effect after the expiration of this Warrant Agreement. The shareholders' agreement Will contain all of the rights, obligations and restrictions contained in this Warrant Agreement and other additional provisions, including pro rata co-sale rights among selling shareholders, customarily included in such agreements. Until such time as the shareholders' agreement is effective, and notwithstanding the exercise of all or any portion of the Warrants, the provisions of this Warrant Agreement shall continue in full force and effect for the benefit of each Holder.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person, faxed, or mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

         (i) if to the Company, to Easy Money Holding Corporation, 5269 Greenwich Road, Suite 10 1, Virginia Beach, VA 23462, Attention: David Greenberg, with a copy to John J. Vavala, Esq., Harbor Place, Suite D, 215 Brooke Avenue, Norfolk, VA 23510.

         (ii) if to the initial Holder of Warrants, to Love Savings Holding Company, 212 South Central, Suite 201, St. Louis, Missouri 63105-3506 and to William S. Fagan, 219 Steeplechase, Irving, Texas 75062 with a copy to Bryan Cave, LLP, 700 Thirteenth Street, N.W., Washington, DC 20005-3960,
     Attention: Kathleen E. Topelius; and if to any subsequent Holder, to it at such address as may have been furnished to the Company in writing by such Holder.

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Holder) or to the Holder (in the case of the Company) in accordance with the provisions of this paragraph.

         9.2 Waivers, Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and each of the Holders. The provisions of the Registration Rights Agreement may be amended, modified or waived only in accordance with the respective provisions thereof.

         Any such amendment, modification or waiver effected pursuant to this Section or the applicable provisions of the Registration Rights Agreement shall be binding upon the Holders of all Warrants and Warrant Shares, upon each future Holder thereof and upon the Company. In the event of any such amendment, modification or waiver the Company shall give prompt notice thereof to all Holders and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

         No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         9.3 Certain Other Events. If any event occurs after the date of issuance of this Warrant as to which the provisions of this Warrant Agreement are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Company, fairly protect the rights of the Warrants or the Holders thereof in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Company's Board of Directors, to protect such rights of the Warrants and the Holders thereof.

         9.4 Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Missouri without regard to principles of conflicts of law.

         9.5 Survival of Agreements; Representations and Warranties etc. All representations, warranties and covenants made by the Company herein or in any certificate or other instrument delivered by or on behalf of it in connection with the Warrants shall be considered to have been relied upon by the Holder and shall survive the issuance and delivery of the Warrants, regardless of any investigation made by the Holder, and shall continue in full force and effect so long as any Warrant is outstanding. All statements in any such certificate or other instrument shall constitute representations and warranties hereunder.

         9.6 Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant and Warrant Agreement by or on behalf of the Company or its shareholders shall bind any successors and assigns, whether so expressed or not.

         9.7 Severability. In case any one or more of the provisions contained in the Registration Rights Agreement or this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         9.8 Section Headings. The sections headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

         9.9 No Impairment. The Company shall not by any action including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any at the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not, directly or indirectly, increase the par value of any shares of Common Stock receivable upon the exercise of this warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this warrant, and (c) use its commercially reasonable best efforts to obtain all such authorizations exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

         9.10 Submission to Jurisdiction; Venue. (a) Any legal action or proceeding with respect to this Warrant may be brought in the courts of the State of Missouri located in St. Louis County or the City of St. Louis or of the United States for the Eastern District of Missouri, and, by execution and delivery of this Warrant, the Company irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Company at its address set forth in Section 9.1 and service so made shall be deemed to be completed five (5) days after the same shall have been deposited in the U.S. mails. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

         (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Warrant brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         9.11 Counterparts; Execution by Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile of the signature of any party hereto shall be deemed an original signature of the executing party for purposes of this Agreement.

                          [NEXT PAGE IS SIGNATURE PAGE]

         IN WITNESS WHEREOF, Easy Money Holding Corporation has caused this Warrant to be executed in its corporate name by one of its officers hereunto duly authorized, and attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

                                       EASY MONEY HOLDING CORPORATION

                                       By: /s/ DAVID GREENBERG
                                           -----------------------
                                           President

Attest:

-----------------------------
     [name]
     [title]

         IN WITNESS WHEREOF, the parties hereto have executed this WARRANT AGREEMENT, all as of the day and year first written above.

                                       EASY MONEY HOLDING CORPORATION

                                       By: /s/ DAVID GREENBERG
                                           -----------------------
                                           President


                                       LOVE SAVINGS HOLDING COMPANY

                                       By: /s/ ANDREW S. LOVE
                                           -----------------------
                                           Chairman of the Board

                                       /s/ WILLIAM S. FAGAN, Separate Property
                                       ---------------------------


                                       /s/ DAVID GREENBERG
                                       ---------------------------


                                       /s/ TAMI VANGORDER
                                       ---------------------------


and with respect solely to tile provisions of Sections 6.2 and 6.3 of this Agreement.

                                       /s/ JEROME GREENBERG
                                       ---------------------------

                               SUBSCRIPTION NOTICE

                    (To be executed upon exercise of Warrant)

         TO: Easy Money Holding Corporation

         The undersigned hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder, ________________ shares of [voting] [non-voting] Common Stock, as provided for therein, and tenders herewith payment of the Exercise Price in full in accordance with the terms of the attached Warrant and Warrant Agreement.

         Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:

         If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new warrant shall be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.

Dated: _________________________, 19__

                                       -----------------------------------------
                                       Note: The above signature should
                                       correspond exactly with the name on the
                                       face of the attached Warrant or with the name of the assignee appearing in the assignment form below.

                                   ASSIGNMENT

                   (To be executed upon assignment of Warrant)

         For value received, __________________________________ hereby sells, assigns and transfers unto __________________________ the attached Warrant, together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint _____________________ attorney to transfer said Warrant on the books of Easy Money Holding Corporation, with full power of substitution in the premises.

                                       -------------------------------------
                                       Note: The above signature should
                                       correspond exactly with the name on the
                                       face of the attached Warrant.